EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statements on Form S-8 (File Nos. 333-286095, 333-279545, 333-268353, 333-265304, 333-261447, 333-259009, 333-256747, 333-225496, 333-224369, 333-217484, 333-189875 and 333-169697) and Registration Statement on Form S-3 (File No. 333-283182) of our audit report dated March 31, 2025, with respect to the consolidated balance sheet of ProPhase Labs, Inc. as of December 31, 2024 and the related consolidated statements of operations and other comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2024.

Fruci & Associates II, PLLC – PCAOB ID #05525
Spokane, Washington
March 31, 2025